EXHIBIT 99.1

Loral Reports Third Quarter 2011 Financial Results

NEW YORK, Nov. 9, 2011 (GLOBE NEWSWIRE) -- Loral Space & Communications Inc. (Nasdaq:LORL) today announced its financial results for the three months and nine months ended September 30, 2011. Revenue and Adjusted EBITDA1 for the third quarter and first nine months at Telesat continued to be strong. Revenue and Adjusted EBITDA1 for the third quarter and first nine months at Space Systems/Loral (SS/L) were in line with the company's expectations, although lower than for the same periods in 2010.

Revenues and Adjusted EBITDA for all segments before eliminations for the third quarter of 2011 were $473 million and $180 million, respectively, compared to $527 million and $207 million, respectively, for the third quarter of 2010. Combined segment revenues and Adjusted EBITDA for the first nine months of the year were $1.42 billion and $560 million, respectively, compared to $1.43 billion and $546 million, respectively, for the first nine months of 2010. All of Telesat's revenue and Adjusted EBITDA are included in these segment results2. Loral's income statement, however, reflects its 64 percent economic interest in Telesat under the equity method of accounting.

Loral's revenues and Adjusted EBITDA for the quarter after eliminations were $269 million and $23 million, respectively, compared to $323 million and $52 million, respectively, in the third quarter of 2010. Revenues and Adjusted EBITDA for the first nine months of 2011 after eliminations were $801 million and $83 million, respectively, compared to $832 million and $94 million, respectively, for the first nine months of 2010. The eliminations include all of Telesat's results.

Driven by a large swing in the U.S. dollar versus Canadian dollar exchange rate, Loral reported a net loss in the current quarter of $77 million compared to net income of $72 million in the third quarter of 2010. For the first nine months of 2011, net income was $20 million compared to net income for the first nine months of 2010 of $82 million. Diluted loss per share for the quarter was $2.52 compared to diluted earnings per share for the third quarter of 2010 of $2.29. For the first nine months of 2011 diluted earnings per share was $0.63 compared to diluted earnings per share of $2.63 for the first nine months of 2010.  Loral's available cash increased to $239 million compared to $166 million at the end of 2010, and liquidity continues to be enhanced by the availability of the SS/L $150 million revolver which remains undrawn.

Business Unit Review

Satellite Manufacturing

In the third quarter of 2011, SS/L reported revenue before eliminations of $269 million which compares to $325 million in the third quarter of 2010. Revenue before eliminations for the first nine months of 2011 was $802 million compared to $837 million for the first nine months of 2010. Adjusted EBITDA for the third quarter of 2011 was $27 million compared to $56 million in the third quarter of 2010 and Adjusted EBITDA for the first nine months of 2011 was $96 million compared to Adjusted EBITDA of $106 million for the first nine months of 2010.

During the third quarter, SS/L was awarded a contract from Intelsat for two large and powerful satellites that will be used by DIRECTV in Latin America, driving a strong quarter end backlog of $1.5 billion. Last month, the SS/L-built ViaSat-1 was successfully launched, and the company shipped AsiaSat 7 to the launch base a month ahead of the contracted date for delivery. AsiaSat 7 is scheduled for launch on November 26.

"From an operating perspective, SS/L continues the excellent performance of recent quarters delivering a 10 percent Adjusted EBITDA margin, notwithstanding a less than optimal mix of satellite production work in the factory during the quarter," said Michael B. Targoff, Chief Executive Officer of Loral Space & Communications. "Comparisons to last year are skewed by the unusually high 17 percent Adjusted EBITDA margin achieved in the third quarter of 2010 and do not alter management's outlook for the fourth quarter of this year or for next year."

Satellite Services

Telesat revenue for the third quarter of 2011 was $204 million and Adjusted EBITDA was $157 million, reflecting a small increase over revenue of $202 million and Adjusted EBITDA of $154 million in the third quarter of 2010.  Telesat revenue and Adjusted EBITDA for the first nine months of 2011 was $617 million and $476 million, respectively, also higher than revenue and Adjusted EBITDA of $593 million and $450 million, respectively, in the first nine months of 2010.

Third quarter financial metrics at Telesat continue to be strong. Backlog of $5.3 billion remains strong, and cash, including short-term investments, of $189 million, with $146 million of borrowing availability under its revolving credit facility, continue to demonstrate Telesat's financial soundness.

Future growth at Telesat will be driven by the Nimiq 6 satellite, which we expect to be launched in the first half of 2012, and the Anik G1 satellite, which is expected to launch in the second half of 2012. The Canadian payload on ViaSat-1, fully leased to Xplornet (previously Barrett Xplore) for broadband services in rural Canada, is expected to go into service by the end of the year and will also contribute to growth in 2012.

As a result of the solar array anomaly on Telstar 14R following its launch in May, Telesat filed an insurance claim for approximately $125 million. The claim is currently under review by the insurers and any proceeds that are received are expected to be invested in new satellites.

Strategic Alternatives

With regard to the previously announced process to explore strategic alternatives for Telesat, Telesat and its shareholders have explored, but have concluded not to pursue, a significant dividend recapitalization at this time. Telesat may from time to time continue to evaluate strategic alternatives and explore other refinancing or recapitalization opportunities. With regard to strategic alternatives for SS/L, Loral is continuing to focus primarily on a spin-off.

Conference Call

Loral's chief executive officer Michael B. Targoff will host a conference call and webcast on Thursday, November 10, at 11:00 a.m. ET to discuss the company's third quarter 2011 results. To participate, please dial (973) 200-3060 or toll free at (877) 831- 3841 prior to the scheduled start of the call. A listen-only web cast of the call is available on the Investor Relations section of Loral's web site (www.loral.com) under "Events & Presentations." A replay of the web cast will be available for 30 days.

A full discussion of Loral's results is contained in the company's Form 10-Q, which was filed today and will be available on the company's web site at www.loral.com or on the SEC's EDGAR service at www.sec.gov.

About Loral Space & Communications Inc.

Loral Space & Communications is a satellite communications company. It is a world-class leader in the design and manufacture of satellites and satellite systems for commercial and government applications including fixed satellite services, direct-to-home television, broadband communications, wireless telephony, weather monitoring and air traffic management. Loral also owns 64 percent of Telesat Canada, a global operator of telecommunications and direct broadcast satellites used to distribute video entertainment programming, broadband data, and provide access to Internet services and other value-added communications services. For more information, visit Loral's web site at www.loral.com. LORL-F

This document contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. When used in this press release, the words "believes," "expects," "plans," "may," "will," "would," "could," "should," "anticipates," "estimates," "project," "intend" or "outlook" or other variations of these words or other similar expressions are intended to identify forward-looking statements and information. In addition, Loral Space & Communications Inc. or its representatives have made or may make forward-looking statements, orally or in writing, which may be included in, but are not limited to, various filings made from time to time with the Securities and Exchange Commission, and press releases or oral statements made with the approval of an authorized executive officer of the company. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties which are described as "Risk Factors" and in the "Commitments and Contingencies" note to our financial statements in the current Form 10-Q, filed today, and in Loral's annual report on Form 10-K for the fiscal year ended December 31, 2010. The reader is specifically referred to these documents, as well as the Company's other filings with the Securities and Exchange Commission.

Risks and uncertainties include but are not limited to (1) risks associated with financial factors, including swings in the global financial markets, financial covenants in SS/L's credit agreement, increases in interest rates and access to capital; (2) risks associated with satellite manufacturing, including competition, cyclicality of SS/L's end-user markets, contractual risks, creditworthiness of customers, performance of suppliers and management of our factory and personnel; (3) risks associated with satellite services, including dependence on large customers, launch delays and failures, in-orbit failures and competition; (4) regulatory risks, such as the effect of U.S. export control and economic sanction laws; and (5) other risks, including litigation. The foregoing list of important factors is not exclusive. Furthermore, Loral operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond Loral's control.

1 The common definition of EBITDA is "Earnings Before Interest, Taxes, Depreciation and Amortization". In evaluating financial performance, we use revenues and operating income before depreciation, amortization and stock-based compensation (excluding stock-based compensation from SS/L Phantom SARs expected to be settled in cash) gain on disposition of net assets and directors' indemnification expense ("Adjusted EBITDA") as the measure of a segment's profit or loss. Adjusted EBITDA is equivalent to the common definition of EBITDA before: gains on disposition of net assets, directors' indemnification expense, gains or losses on litigation not related to our operations;  other expense; and equity in net income (loss) of affiliates.

Adjusted EBITDA allows us and investors to compare our operating results with that of competitors exclusive of depreciation and amortization, interest and investment income, interest expense, gain on disposition of net assets, directors' indemnification expense, gains or losses on litigation not related to our operations, other (expense) income and equity in net income (loss) of affiliates. Financial results of competitors in our industry have significant variations that can result from timing of capital expenditures, the amount of intangible assets recorded, the differences in assets' lives, the timing and amount of investments, the effects of other (expense) income, which are typically for non-recurring transactions not related to the on-going business, and effects of investments not directly managed. The use of Adjusted EBITDA allows us and investors to compare operating results exclusive of these items. Competitors in our industry have significantly different capital structures. The use of Adjusted EBITDA maintains comparability of performance by excluding interest expense.

We believe the use of Adjusted EBITDA along with U.S. GAAP financial measures enhances the understanding of our operating results and is useful to us and investors in comparing performance with competitors, estimating enterprise value and making investment decisions. Adjusted EBITDA as used here may not be comparable to similarly titled measures reported by competitors. We also use Adjusted EBITDA to evaluate operating performance of our segments, to allocate resources and capital to such segments, to measure performance for incentive compensation programs and to evaluate future growth opportunities. Adjusted EBITDA should be used in conjunction with U.S. GAAP financial measures and is not presented as an alternative to cash flow from operations as a measure of our liquidity or as an alternative to net income as an indicator of our operating performance.

2 Telesat reports its results in accordance with International Financial Reporting Standards ("IFRS"). However, all of Telesat's results, unless otherwise noted are reflected in this press release in accordance with U.S. GAAP and in U.S. dollars.

LORAL SPACE & COMMUNICATIONS INC.
Statements of Operations
(In millions, except per share amounts)

Revenues
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Satellite Manufacturing	$ 268.8	$ 324.9	$ 802.0	$ 837.0
Satellite Services (1)	204.4	201.6	617.3	592.7
Segment revenues	473.2	526.5	1,419.3	1,429.7
Eliminations	--	(1.5)	(0.8)	(4.7)
Affiliate eliminations (1)	(204.4)	(201.6)	(617.3)	(592.7)
Revenues as reported	$ 268.8	$ 323.4	$ 801.2	$ 832.3

Adjusted EBITDA
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Satellite Manufacturing	$ 26.9	$ 55.8	$ 95.5	$ 105.6
Satellite Services (1)	157.2	154.4	476.3	450.4
Corporate expenses	(3.7)	(3.6)	(11.9)	(10.4)
Segment Adjusted EBITDA before eliminations	180.4	206.6	559.9	545.6
Eliminations	--	(0.6)	(0.3)	(1.1)
Affiliate eliminations (1)	(157.2)	(154.4)	(476.3)	(450.4)
Adjusted EBITDA	$ 23.2	$ 51.6	$ 83.3	$ 94.1

Reconciliation of Adjusted EBITDA to Net Income
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Adjusted EBITDA	$ 23.2	$ 51.6	$ 83.3	$ 94.1
Depreciation, amortization and stock-based compensation	(8.8)	(12.0)	(24.9)	(33.2)
Gain on disposition of net assets	--	--	6.9	--
Directors' indemnification expense	--	--	--	(14.4)
Operating income	14.4	39.6	65.3	46.5
Interest and investment income	4.5	3.6	16.8	9.7
Interest expense	(0.7)	(0.6)	(2.0)	(1.8)
Gain on litigation	--	--	4.5	--
Other expense	(1.0)	(1.1)	(4.4)	(0.3)
Income before income taxes and equity in net (loss) income of affiliates	17.2	41.5	80.2	54.1
Income tax provision	(17.2)	(9.1)	(53.0)	(12.2)
Income before equity in net (loss) income of affiliates	--	32.4	27.2	41.9
Equity in net (loss) income of affiliates	(77.3)	40.0	(7.1)	40.2
Net income attributable to noncontrolling interest	(0.1)	--	(0.3)	--
Net (loss) income attributable to Loral	$ (77.4)	$ 72.4	$ 19.8	$ 82.1
Net (loss) income per share attributable to Loral common shareholders:
Basic	$ (2.52)	$ 2.40	$ 0.64	$ 2.74
Diluted	$ (2.52)	$ 2.29	$ 0.63	$ 2.63
Weighted average common shares outstanding:
Basic	30.7	30.2	30.7	30.0
Diluted	30.7	31.2	31.2	30.8

(1) The Satellite Services segment includes Telesat Revenues and Adjusted EBITDA, which are eliminated in our consolidated financial statements, where we report our 64% economic share of Telesat under the equity method of accounting.

LORAL SPACE & COMMUNICATIONS INC.
Supplemental Financial Data
(In millions)

	September 30, 2011	December 31, 2010

Backlog
Satellite Manufacturing	$ 1,487	$ 1,625
Satellite Services	5,304	5,477
Total backlog	6,791	7,102
Intercompany eliminations	--	(4)
Affiliate eliminations	(5,304)	(5,477)
Net backlog	$ 1,487	$ 1,621

Condensed Balance Sheets
(In millions)

	September 30, 2011	December 31, 2010

Cash and cash equivalents	$ 239.3	$ 165.8
Contracts-in-process	233.4	186.9
Other current assets	170.5	166.4
Total current assets	643.2	519.1
Property, plant & equipment, net	198.5	235.9
Long-term receivables	346.4	319.4
Investments in affiliates	340.2	362.6
Long-term deferred tax assets	259.0	294.0
Other assets	33.3	23.9
Total assets	$ 1,820.6	$ 1,754.9

Customer advances and billings in excess of costs and profits	$ 339.0	$ 261.6
Other current liabilities	168.6	178.3
Total current liabilities	507.6	439.9
Long-term debt	--	--
Other long-term liabilities	407.2	414.1
Total liabilities	914.8	854.0
Equity	905.8	900.9
Total liabilities and equity	$ 1,820.6	$ 1,754.9

TELESAT
Summary Financial Information
(In millions)

Summary financial information in US$ and in accordance with US GAAP follows (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Statement of Operations:

Revenues	$ 204.4	$ 201.6	$ 617.3	$ 592.7

Adjusted EBITDA	$ 157.2	$ 154.4	$ 476.3	$ 450.4
Depreciation, amortization and stock-based compensation	(63.1)	(61.8)	(188.1)	(185.3)
(Loss) gain on disposition of long-lived assets	(0.1)	1.0	(0.9)	1.0
Operating income	94.0	93.6	287.3	266.1
Interest expense	(56.3)	(57.9)	(167.0)	(176.7)
Foreign exchange (losses) gains	(267.5)	102.5	(168.9)	69.2
Gains (losses) on financial instruments	125.6	(56.5)	84.7	(49.9)
Other income (expense)	0.2	0.1	1.8	(1.0)
Income tax provision	(5.9)	(8.8)	(30.8)	(19.0)
Net income	$ (109.9)	$ 73.0	$ 7.1	$ 88.7

			September 30, 2011	December 31, 2010
Balance Sheet Data:

Cash and cash equivalents			$ 188.5	$ 220.7
Current assets			266.3	291.4
Total assets			5,141.1	5,309.4
Current liabilities			303.5	294.5
Debt, including current portion			2,858.5	2,928.9
Total liabilities			4,028.7	4,145.3
Redeemable preferred stock			134.7	141.7
Shareholders' equity			977.7	1,022.4

Other:

Backlog (U.S. Dollar)			$ 5,304	$ 5,477
Backlog (Canadian Dollar)			CAD 5,571	CAD 5,466
CONTACT: Wendy Lewis
         650-704-7502